SCOTTISH ANNUITY & LIFE                                             PACIFIC LIFE


                                  NEWS RELEASE

For further information:

Scott E. Willkomm                             John A. Soller
Scottish Annuity & Life Holdings, Ltd.        Pacific Life Insurance Company
(441) 298-4364                                (949) 219-3416
scott.willkomm@scottishannuity.com            john.soller@pacificlife.com

For Immediate Release

                     Scottish Annuity & Life Holdings, Ltd.
                Completes Acquisition of World-Wide Reassurance;
          Pacific Life Becomes Largest Shareholder of Scottish Annuity

     HAMILTON, Bermuda and NEWPORT BEACH, California - December 31, 2001 - Scottish Annuity & Life Holdings, Ltd. (Nasdaq:SCOT) and Pacific Life Insurance Company announced today that Scottish Annuity had completed the acquisition of World-Wide Reassurance Company Limited and its parent company World-Wide Holdings Limited, from Pacific Life, in exchange for 4,532,380 newly-issued ordinary shares of Scottish Annuity. The number of Scottish Annuity shares issued to Pacific Life was computed based upon an agreed upon value of of $78 million and the average closing price of Scottish Annuity's shares for the twenty trading days ending December 20, 2001 of $17.2095.

     As a result of the transaction, Pacific Life becomes the largest shareholder of Scottish Annuity, with ownership representing approximately 22.5% of Scottish Annuity's outstanding ordinary shares. In connection with the transaction, Glenn S. Schafer, president of Newport Beach, CA-based Pacific Life, and Khanh T. Tran, executive vice president and chief financial officer of Pacific Life, have joined the Board of Directors of Scottish Annuity.

     World-Wide Reassurance, based in Windsor, England, provides life reinsurance primarily to insurance companies outside the United States, and also serves as a retrocessionaire to U.S. reinsurance companies.

     "This completion of this transaction is an important step in our continuing quest to build value for all of our shareholders," said Michael C. French,

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chairman and chief executive officer of Scottish Annuity. "Not only are we acquiring a respected global life reinsurance operation, but we are welcoming Pacific Life as a strategic investor and partner with our company. We look forward to supporting the continued growth of World-Wide Reassurance's business and to leveraging the benefits of our relationship with Pacific Life."

     "We are pleased to become a strategic investor in Scottish Annuity," said Thomas C. Sutton, chairman and chief executive officer of Pacific Life. "This partnership allows us to transition and further enhance our investment in the life reinsurance business."

     "The business of World-Wide Reassurance and the expertise of its management and staff complement the franchise we are building at Scottish," said Scott E. Willkomm, president of Scottish Annuity. "As a result of this transaction, we have increased the geographic reach of the company and our consolidated capital to well in excess of $300 million and have significantly enhanced the earnings power of the enterprise."

     According to Paul A. Bispham, managing director of World-Wide Reassurance, "We are excited to become a part of the Scottish Annuity family. This new affiliation will allow us increased access to capital markets to further our plans for continued growth and will ensure the continuity of our management team." World-Wide Reassurance will continue to do business using its existing name.

     Scottish Annuity & Life Holdings, Ltd. provides reinsurance of life insurance and annuities and is a direct issuer of customized variable life and annuity products for high net worth individuals. Scottish Annuity has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland and Grand Cayman. Its flagship subsidiaries, Scottish Annuity & Life Insurance Company (Cayman), Ltd. and Scottish Re (U.S.), Inc., are rated A (Strong) by Fitch, A- (Excellent) by A.M. Best and A- (Strong) by Standard and Poor's. Additional information about Scottish Annuity can be obtained from its Web site, www.scottishannuity.com.

     Founded in 1868, Pacific Life provides life and health insurance products, individual annuities, mutual funds, and group employee benefits, and offers to individuals, businesses, and pension plans a variety of investment products and services. Over the past five years, the company has grown from the 23rd to the 14th largest life insurance company in the United States./1/ The Pacific Life family of companies manages more than $345 billion in assets, making it one of the largest financial institutions in America, and currently counts 81 of the 100 largest U.S. companies as clients./2/ Additional information about Pacific Life can be obtained at its Web site, www.PacificLife.com.

     Pacific Life is rated A++ (superior) by A.M. Best, AA+ (very strong) by Standard & Poor's, AA+ (very strong) by Fitch, and Aa3 (excellent) by Moody's for financial strength./3/ Pacific Life is a member of IMSA (Insurance Marketplace Standards Association), whose membership promotes ethical market conduct for individual life insurance and annuities.

     Certain statements included herein are "forward-looking statements" within the meaning of the federal securities laws. The management of Scottish Annuity & Life Holdings, Ltd. (the "Company") cautions that forward-looking statements are not guarantees, and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important events that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the Company's ability to attract clients and generate business; the competitive environment; the Company's ability to underwrite business; performance of outside service providers; mortality risk; surrender risk; investment risk (including asset value risk, reinvestment risk and disintermediation risk); the impact of unforeseen economic changes (such as changes in interest rates, currency exchange rate, inflation rates, recession and other external economic factors); the impact of terrorist activities on the economy, the insurance and related industries in general and the Company in particular; regulatory changes (such as changes in U.S. tax law and insurance regulation which directly affect the competitive environment for the Company's products); rating agency policies and practices; and loss of key executives. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

Mutual funds are distributed by Pacific Select Distributors, Inc (member NASD &
SIPC), a subsidiary of Pacific Life Insurance Company. /1/ The Townsend & Schupp Company, based on assets, as of December 31, 2000. /2/ Data compiled by Pacific Life using the 2001 FORTUNE 500(R) list. /3/ These ratings do not apply to the safety or performance of any separate accounts or mutual funds.

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